003 Putnam Investors Fund
7/31/06 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the year ended July 31, 2006, Putnam Management has
assumed $56,692 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

Additional Information About Minimum Required Investment - Item
61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

72DD1

Class A	22,431
Class B	3,481
Class C	175

72DD2

Class M	257
Class R	3
Class Y	7,710

73A1

Class A	0.140
Class B	0.040
Class C	0.044

73A2

Class M	0.072
Class R	0.149
Class Y	0.174

74U1

Class A	160,365
Class B	68,950
Class C   4,257

74U2

Class M   3,195
Class R   40
Class Y   46,213

74V1

Class A	13.49
Class B	12.36
Class C   13.03

74V2

Class M	12.88
Class R   13.39
Class Y   13.67


Additional Information About Errors and Omissions Policy   Item
85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.